EXHIBIT 23.2



 The Board of Directors
 Jones Lang LaSalle Incorporated
 200 East Randolph Drive
 Chicago, Illinois 60601
 United States of America



 INDEPENDENT AUDITORS' CONSENT



 We consent to the incorporation by reference in this Registration Statement (No. 333-70969) on Form S-3 of Jones Lang LaSalle Incorporated (formerly LaSalle Partners Incorporated) of our report dated 23 March 1999 with respect to the consolidated financial statements of Jones Lang Wootton (the English Partnership and subsidiaries) as of 31 December 1998 and 1997 and for each of the three year period ended 31 December 1998, which report appears in the Current Report on Form 8-K of Jones Lang LaSalle Incorporated dated 11 March 1999, and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.



 /s/ Deloitte & Touche


 London, United Kingdom
 23 March, 1999